Exhibit 99.1

Independent Auditor's Report

To the Board of Directors and Stockholders
of Silver Bay Realty Trust Corp.

We have audited the accompanying statement of revenue and certain direct operating expenses of The American Home Portfolio for the year ended December 31, 2014, and the related notes to the financial statement.

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain direct operating expenses referred to above presents fairly, in all material respects, the revenue and certain direct operating expenses described in Note 1 to the financial statement of The American Home Portfolio for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1 to the financial statement, the statement of revenue and certain direct operating expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of The American Home Portfolio's revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Minneapolis, MN
May 1, 2015

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The American Home Portfolio
Statement of Revenue and Certain Direct Operating Expenses
Year Ended December 31, 2014
(amounts in thousands)

Revenue:
Rental income	$23,216
Other income	722
Total revenue	23,938

Operating expenses:
Property operating and maintenance	8,862
Real estate taxes	3,147
Homeowners' association fees	278
Property management	2,885
Total operating expenses	15,172
Revenues in excess of direct operating expenses	$8,766

See accompanying notes.

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The American Home Portfolio
Notes to Statement of Revenue and Certain Direct Operating Expenses

1.	Business

On April 1, 2015, Silver Bay Realty Trust Corp. (the “Company”) completed the acquisition of the portfolio of properties (the “Portfolio”) from The American Home Real Estate Investment Trust (“Seller”), a Maryland corporation. The Company acquired 2,373 properties in the transaction (the “Acquired Properties”) and has an additional 89 properties under contract with Seller to acquire at subsequent closings. The homes are primarily located in Atlanta, GA, Charlotte, NC, Tampa, FL, and Orlando, FL. The Company intends to acquire all of the remaining homes and the statement of revenue and certain direct operating expenses reflects the full acquisition of the portfolio.
The Portfolio properties are leased to residents under separate short-term operating leases (generally one year or less) for each property, pursuant to which the resident is responsible for paying certain operating expenses (primarily utilities and landscape maintenance).

The accompanying statement of revenue and certain direct operating expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the period presented as revenues and certain direct operating expenses, that may not be directly attributable to the revenues and expenses expected to be incurred in the future operations have been excluded. Such items include depreciation and amortization, general and administrative expense, interest expense, and income taxes.

An audited statement of revenue and certain direct operating expenses is being presented for the most recent fiscal year instead of the three most recent years based on the following factors: (i) the Portfolio was acquired from an unaffiliated party and (ii) based on due diligence of the Portfolio conducted by the Company,  management is not aware of any material factors relating to the Portfolio that would cause this financial information to not be indicative of future operating results, except as disclosed in these Notes to Statement and Revenue and Certain Direct Operating Expenses.

In evaluating the Portfolio as a potential acquisition and determining an appropriate purchase price, the Company considered a variety of factors, including the financial performance of the Portfolio; the estimated market value of the Portfolio; the terms of the existing leases and creditworthiness of the tenants; location and physical condition of the properties; local market conditions, including vacancy rates; and area demographics.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions regarding future events that may affect the reported amounts and disclosures in the financial statement. The Company's estimates are inherently subjective in nature and actual results could differ from these estimates.

Revenue Recognition

Rental income attributable to resident leases is recorded on a straight-line basis, which approximates the method of recording when due from residents and recognizing monthly as earned.  Leases entered into with residents for the rental of the Portfolio properties are generally year-to-year and renewable upon consent of both parties on an annual or monthly basis.

Other revenues such as late fees, pet fees, and application fee income are recognized when the related fees are earned and are realized or realizable.

3.	Subsequent Events

Subsequent events were evaluated through May 1, 2015, the date the financial statement was available to be issued.

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